Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046

Investors: Vince Morales 412-434-3740

PPG posts record sales for any quarter;

net income up 24 percent in second quarter

PITTSBURGH, July 21, 2005 – PPG Industries reported today second quarter net income of $231 million, or $1.34 a share, including aftertax charges of $12 million, or 7 cents a share, for a previously announced debt refinancing, and $2 million, or 1 cent a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002. Sales were $2.66 billion, a record for any quarter.

That compares with second quarter 2004 net income of $187 million, or $1.08 a share, which includes an aftertax charge of $6 million, or 3 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement agreement. Sales for the second quarter of 2004 were $2.43 billion.

For the first six months of 2005, PPG recorded net income of $326 million, or $1.89 a share, which includes aftertax charges of $91 million, or 52 cents a share, for a nonrecurring legal settlement; $12 million, or 7 cents a share, for debt refinancing; and $7 million, or 4 cents a share, to reflect the increase in the value of the company’s obligation under the asbestos settlement agreement. Sales for the first half of 2005 were $5.15 billion.

For the first six months of 2004, PPG recorded net income of $306 million, or $1.77 a share, which includes an aftertax charge of $9 million, or 5 cents a share, to reflect the increase in the value of the company’s obligation under the asbestos settlement agreement. Sales for the first half of 2004 were $4.69 billion.

“We not only generated record sales for any quarter, we also enjoyed one of our best quarterly earnings performances ever,” said Charles E. Bunch, chairman and chief executive officer. “In addition, we made progress in restoring our coatings margins and expect this improvement to accelerate the remainder of the year.

“While the global economy shows signs of moderating, we see continued strength in our coatings and chemicals segments, which achieved record sales each of the past two quarters. This measurable proof validates our earnings growth strategies and positions PPG to continue generating shareholder returns.”

Coatings sales increased $96 million, or 7 percent, as a result of improved selling prices across all businesses except automotive, the impact of foreign currencies and higher volumes in architectural, aerospace and automotive. Operating earnings were down $14 million largely because of the impact of inflation, primarily raw materials, which exceeded the benefits of higher selling prices, higher volumes, slightly better costs and the impact of foreign currencies.

Glass sales decreased $3 million, or 1 percent, as lower selling prices and lower volumes across all businesses except automotive replacement glass exceeded the impact of foreign currencies. Despite improved manufacturing efficiences, operating earnings were down $18 million as a result of inflation, including higher energy costs; lower selling prices; and lower other income.

Chemicals sales increased $134 million, or 27 percent, on higher selling prices for chlor-alkali products, higher volumes in optical and the impact of foreign currencies. Operating earnings were up $102 million primarily due to higher selling prices and improved volumes. These increases exceeded the impact of higher energy and other inflation costs and higher overhead expenses, related primarily to optical advertising.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding second quarter 2005 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, July 29. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that could affect the company’s operations, as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s reports filed with the Securities and Exchange Commission does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2005	2004	2005	2004
Net sales	$2,656	$2,429	$5,149	$4,693
Cost of sales	1,650	1,519	3,208	2,957

GROSS PROFIT	1,006	910	1,941	1,736
Other expenses (earnings):
Selling and other	537	497	1,064	999
Depreciation	85	90	172	180
Interest	20	25	41	48
Amortization	8	8	16	15
Asbestos settlement - net	3	10	12	15
Other - net (Note A)	(7)	(22)	131	(25)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	360	302	505	504
Income tax expense	111	99	145	168
Minority interest	18	16	34	30

NET INCOME (Note A)	$231	$187	$326	$306

Earnings per common share	$1.35	$1.09	$1.90	$1.78

Earnings per common share - assuming dilution	$1.34	$1.08	$1.89	$1.77

Average shares outstanding	171.1	171.6	171.7	171.4

Average shares outstanding - assuming dilution	172.6	172.9	173.2	172.8

Note A:

The three and six months ended June 30, 2005, includes debt refinancing costs of $19 million pretax ($12 million aftertax). The six months ended June 30, 2005 also includes a $150 million pretax charge ($91 million aftertax) for a nonrecurring legal settlement.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the Company’s retiree medical benefits program and take the subsidy available under the Medicare Act. The benefit of this decision was applied retroactively to January 1, 2004. As a result, the three and six months ended June 30, 2004 have been increased by $4 million and $0.02 per share, and $8 million and $0.04 per share, respectively, from the amounts previously reported.

CONDENSED BALANCE SHEET (unaudited)

	June 30 2005	Dec. 31 2004
	(millions)
Current assets:
Cash and cash equivalents	$470	$659
Short-term investments	—	50

Total cash, cash equivalents and short-term investments	470	709
Receivables - net	1,987	1,797
Inventories	1,105	1,076
Other	495	472

Total current assets	4,057	4,054
Property less accumulated depreciation	2,356	2,471
Investments	322	298
Goodwill and identifiable intangible assets	1,654	1,713
Other assets	401	396

TOTAL	$8,790	$8,932

Current liabilities:
Short-term debt and current portion of long-term debt	$164	$166
Asbestos settlement	479	404
Accounts payable and accrued liabilities	1,590	1,651

Total current liabilities	2,233	2,221
Long-term debt	1,188	1,184
Asbestos settlement	372	440
Deferred income taxes	131	145
Accumulated provisions	1,332	1,274
Minority interest	121	96
Shareholders’ equity	3,413	3,572

TOTAL	$8,790	$8,932

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2005	2004	2005	2004
	(millions)
Net sales
Coatings	$1,450	$1,354	$2,782	$2,628
Glass	581	584	1,135	1,121
Chemicals	625	491	1,232	944

TOTAL	$2,656	$2,429	$5,149	$4,693

Operating income
Coatings (Note A)	$210	$224	$219	$410
Glass	52	70	93	95
Chemicals	152	50	307	91

TOTAL	414	344	619	596
Interest expense - net	(17)	(22)	(34)	(43)
Asbestos settlement - net	(3)	(10)	(12)	(15)
Compensation cost associated with stock options	(8)	(4)	(15)	(11)
Other unallocated corporate expense - net (Note B)	(26)	(6)	(53)	(23)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$360	$302	$505	$504

Note A:

The six months ended June 30, 2005, includes a $150 million pretax charge for a nonrecurring legal settlement.

Note B:

The three and six months ended June 30, 2005, includes debt refinancing costs of $19 million pretax.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the Company’s retiree medical benefits program and take the subsidy available under the Medicare Act. The benefit of this decision was applied retroactively to January 1, 2004. As a result, operating income for coatings, glass and chemicals for the three and six months ended June 30, 2004, has been increased by $1 million, $2 million and $1 million, and $2 million, $4 million and $2 million, respectively, from the amounts previously reported.